UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

YUHE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-167246	87-0569467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China
(Address of principal executive offices, including zip code)

(86) 536 736 3688
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreements

On July 14, 2010, Weifang Yuhe Poultry Co., Ltd. (“Weifang Yuhe”), a wholly-owned subsidiary of Yuhe International, Inc. (the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with Liaoning Haicheng Songsen Stock Farming and Feed Co., Ltd. (“Haicheng Songsen”) and Mr. Jiang Zhaolin, the controlling shareholder of Haicheng Songsen (collectively, the “Seller”).  Neither Haicheng Songsen nor Mr. Jiang Zhaolin is affiliated with the Company.

Pursuant to the Purchase Agreement, the Seller has agreed to sell to Weifang Yuhe certain assets of Haicheng Songsen, including five breeder farms with a total area of approximately 52 acres and total building coverage of approximately 680,000 square feet in Haicheng, Liaoning Province, China, for a purchase price of approximately RMB 21.3 million (the “Transaction”).

Concurrently, Weifang Yuhe entered into a service agreement (the “Service Agreement”) with Mr. Jiang Zhaolin. Pursuant to the Service Agreement, Mr. Jiang Zhaolin has agreed to provide Weifang Yuhe with certain services related to completion and closing of the Transaction in consideration for certain number of restricted shares of common stock of the Company calculated at a price of $10 per share with total consideration equal to approximately RMB 20 million. Based on such calculation, Mr. Jiang Zhaolin will receive approximately 300,000 restrictive shares at the closing of the Transaction.

Item 8.01 Other Events

On July 19, 2010, the Company issued a press release announcing the purchase from Seller of certain assets of Haicheng Songsen, as well as Mr. Jiang Zhaolin’s providing service in connection with the completion and closing of the Transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

EXHIBIT

99.1 Press Release of Yuhe International, Inc. dated July 19, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yuhe International, Inc.

Date: July 19, 2010	By:	/s/ Gao Zhentao
Gao Zhentao
Chief Executive Officer

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EXHIBIT INDEX

Exhibit	Description

Exhibit 99.1	Press release, dated July 19, 2010

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